As filed with the Securities and Exchange Commission on June 1, 2018

1933 Act File No. 333-214419

1940 Act File No. 811-23211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

[X]	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[ ]	Pre-Effective Amendment No.
[X]	Post-Effective Amendment No. 4

and

[X]	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]	Amendment No. 7

PIMCO Flexible Credit Income Fund

(Exact Name of Registrant as Specified in Charter)

1633 Broadway

New York, New York 10019

(Address of Principal Executive Offices)

(Number, Street, City, State, Zip Code)

(888) 877-4626

(Registrant’s Telephone Number, including Area Code)

Joshua D. Ratner

c/o Pacific Investment Management Company LLC

1633 Broadway

New York, New York 10019

(Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)

Copies of Communications to:

David C. Sullivan, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

It is proposed that this filing will become effective (check appropriate box):

[  ]        when declared effective pursuant to section 8(c).

The following boxes should only be included and completed if the registrant is a registered closed-end management investment company or business development company which makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act and is making this filing in accordance with Rule 486 under the Securities Act.

[ ]	Immediately upon filing pursuant to paragraph (b)	[X]	on June 12, 2018, pursuant to paragraph (b)

[ ]	60 days after filing pursuant to paragraph (a)	[ ]	on (date), pursuant to paragraph (a)

[X]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until June 12, 2018, the effectiveness of Post-Effective Amendment No. 2 to the Registration Statement, which was filed pursuant to Rule 486(a) under the Securities Act on March 29, 2018 (the “Amendment”). The effectiveness of the Amendment was previously delayed pursuant to Post-Effective Amendment No. 3 to the Registration Statement, as filed May 25, 2018.

Part A. INFORMATION REQUIRED IN A PROSPECTUS

Part A is incorporated by reference to Part A of the Amendment.

Part B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Part B is incorporated by reference to Part B of the Amendment.

Part C. OTHER INFORMATION

Part C is incorporated by reference to Part C of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for effectiveness pursuant to Rule 486(b)(1)(iii) and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and the State of Massachusetts on the 1st day of June, 2018.

PIMCO FLEXIBLE CREDIT INCOME FUND

By:	Peter G. Strelow*
Name:	Peter G. Strelow
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Peter G. Strelow* Peter G. Strelow	President (Principal Executive Officer)	June 1, 2018

Trent W. Walker* Trent W. Walker	Treasurer (Principal Financial & Accounting Officer)	June 1, 2018

Craig A. Dawson* Craig A. Dawson	Trustee	June 1, 2018

Deborah A. DeCotis* Deborah A. DeCotis	Trustee	June 1, 2018

Bradford K. Gallagher* Bradford K. Gallagher	Trustee	June 1, 2018

James A. Jacobson* James A. Jacobson	Trustee	June 1, 2018

Hans W. Kertess* Hans W. Kertess	Trustee	June 1, 2018

John C. Maney* John C. Maney	Trustee	June 1, 2018

William B. Ogden, IV* William B. Ogden, IV	Trustee	June 1, 2018

Alan Rappaport* Alan Rappaport	Trustee	June 1, 2018

*By:	/s/ David C. Sullivan
David C. Sullivan
as attorney-in-fact

*	Pursuant to power of attorney filed with Post-Effective Amendment No. 2 to the Registration Statement on March 29, 2018.